Exhibit 99.01

Cleartronic Acquires ReadyMed Software Platform

BOCA RATON, FL – October 25, 2019 -- Boca Raton, FL- Cleartronic, Inc. (CLRI: OTCPINK), announces acquiring the ReadyMed software platform from Collabria, LLC, a communications software company based in Tampa, Florida.

ReadyMed, a web based secure communication platform for the health care industry, designed for hospitals, clinics, doctor’s offices, health insurance companies and many other segments of the health care sectors.  It provides hospitals with patient tracking capability within the hospital. It allows physicians to track patient progress after release from the hospital, and allows for secure communication with the patient to track the healing process, record their recovery and monitor their progress.

The “Acquisition Agreement” provides for the acquisition of substantially all the assets and business operations of ReadyMed. The assets acquired include the software platform, templates and forms for numerous business categories in the health care industry, and all contacts created by ReadyMed interested in licensing the ReadyMed platform.

Cleartronic, Inc. per terms of the “Acquisition Agreeement,” agreed to issue 12 million restricted shares of its common stock to Collabria, LLC.

 “Acquiring ReadyMed is another step in growing and diversifying the business of Cleartronic. We are excited to expand the rollout of ReadyMed,” said Larry Reid, CFO of Cleartronic.

Cleartronic’s management looks forward to expanding ReadyMed’s benefits to patients and healthcare providers with an objective to lowering the total costs of healthcare

About Cleartronic, Inc.

Cleartronic, Inc. (OTCPK: CLRI) a technology holding Company creates and acquires operating subsidiaries to develop, manufacture and sell products, services and integrated systems to government agencies and business enterprises. For more information: www.cleartronic.com

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties so that actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements because of certain factors not within the control of the company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact and Inquiries for Investor Relations:

Larry Reid

561-939-3300 Ext 143